Exhibit 21.1

Subsidiaries of Greenlane Holdings, Inc.

Legal Name	Jurisdiction of Incorporation	Percentage Owned

Aerospaced LLC	Florida	100%
ARI Logistics B.V.	Netherlands	100%
Better Life Holdings, LLC	Delaware	100%
Banana G’s LLC	Delaware	50%
Conscious B.V.	Netherlands	100%
Global Pacific Holdings LLC	Delaware	100%
Greenlane Holdings, LLC	Delaware	100%
Greenlane Holdings EU B.V.	Netherlands	100%
GS Fulfillment LLC	Delaware	100%
HSCM LLC	Delaware	100%
HS Malibu LLC	Delaware	100%
HS Products LLC	Delaware	100%
Pollen Gear LLC	Delaware	100%
Rocketmang LLC	Delaware	100%
Shavita B.V.	Netherlands	100%
South Atlantic Holdings LLC	Delaware	100%
Vape World Distribution LTD	Canada	100%
Vibes Holdings LLC	Delaware	50%
Warehouse Goods LLC	Delaware	100%
1095 Broken Sound Pkwy LLC	Delaware	100%